Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of January 5, 2006 (this “Agreement”), by and among CBS Corporation, a Delaware corporation (the “Company”), and Stephen D. Greenberg, Lauren Tyler and Cliff Friedman, each an individual (collectively, the “Holder Representatives”), as representatives of the stockholders of the Company listed on Schedule I hereto (each, a “Stockholder”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2005, by and among CSTV Networks, Inc., a Delaware corporation (“CSTV”), the Company, School Acquisition Sub Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Company (“Sub”), and the Holder Representatives, Sub has merged with and into CSTV;

WHEREAS, pursuant to the Merger Agreement, each Stockholder will be issued shares of non-voting Class B common stock of the Company, $0.001 par value (the “Common Stock” and, together with any Common Stock or other securities of the Company issued as a dividend or other distribution with respect thereto, or in exchange therefore, or in replacement thereof, the “Company Common Stock”); and

WHEREAS, the Company and the Holder Representatives now wish to enter into this Agreement to set forth their understanding as to the registration rights of the Stockholders with respect to the Company Common Stock.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.  Definitions.  (a)  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Affiliate” has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

“beneficially own” has the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

“Blockage Notice” has the meaning set forth in Section 2.01(c) hereof.

“Blockage Period” has the meaning set forth in Section 2.01(c) hereof.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.  If any payment or other obligation is due to be made or performed hereunder on a day that is not a Business Day, such payment or other obligation shall be made or performed on the next Business Day.

“Commission” means the United States Securities and Exchange Commission and any successor agency.

“Company” has the meaning set forth in the introductory paragraph hereof.

“CSTV” has the meaning set forth in the Recitals hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a Stockholder and any Permitted Transferee of the Stockholder.

“Holders Shares” means the shares of Company Common Stock issued by the Company to the Holders pursuant to the Merger Agreement.

“Holder Representatives” has the meaning set forth in the Recitals hereof.

“Initial Requesting Holder” means the Requesting Holders initiating the registration pursuant to the first sentence of Section 2.02(a).

“Majority Holders” means the Holders holding a majority in aggregate of the Registrable Stock held by all Holders.

“Merger Agreement” has the meaning set forth in the Recitals hereof.

“Officer’s Certificate” has the meaning set forth in Section 2.03 hereof.

“Other Securities” has the meaning ascribed thereto in Section 2.04(a) hereof.

“Permitted Transferee” means any Person to whom the Registrable Stock is transferred in accordance with Section 3.01.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Stock” means the Holder Shares and any securities issued or issuable with respect to any Holder Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.  For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a transaction in which the rights under the provisions of this Agreement, or any portion thereof, are not assigned pursuant to the terms hereof, or (iii) such Registrable Stock is eligible for sale under Rule 144(k) without any volume, manner of sale or other restriction.

“Registration Expenses” means any and all expenses incident to performance of or compliance with any registration or marketing of securities pursuant to Article 2, including (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with this Agreement and the performance of the Company’s obligations hereunder (including the expenses of any annual audit letters and “cold comfort” letters required or incidental to the performance of such obligations); (ii) all expenses, including filing fees, in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers; (iii) the cost of printing and producing any agreements among underwriters, underwriting agreements, selling group agreements and any other customary documents in connection with the marketing of securities pursuant to Article 2; (iv) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the reasonable fees and disbursements of counsel for the underwriters or the Holders of securities in connection with such qualification and in connection with any blue sky and legal investment surveys, including the cost of printing and producing any such blue sky or legal investment surveys; (v) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the securities being registered pursuant to Article 2; (vi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (vii) all security engraving and security printing expenses; (viii) all fees and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system; (ix) the costs and expenses of the Company and its officers relating to analyst or investor presentations, if any, or any “road show” undertaken in connection with the registration and/or marketing of any Registrable Stock; and (x) the reasonable fees and expenses of no more than one legal counsel to the Holders selected by Holders holding a majority of the Registrable Stock included in the relevant registration statement, as applicable.  In no event shall Registration Expenses be deemed to include underwriting discounts and commissions, brokerage fees and transfer taxes, if any.

“Requesting Holders” means the Holders requesting the registration of their Registrable Stock pursuant to Section 2.02(a) or 2.02(f).

“Rule 415 Offering” means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act.

 “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Holder” means any Holder whose Registrable Stock is included at the request of such Holder in the relevant registration statement.

“Shelf Registration Statement” means a “shelf” registration statement of the Company relating to a Rule 415 Offering which covers all of the Registrable Stock held by the Holders, on Form S-3 under the Securities Act, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Sub” has the meaning set forth in the Recitals hereof.

“Subsidiary” means, with respect to the Holder, (x) any partnership of which the Holder or any of its Subsidiaries is a general partner or (y) any other entity in which the Holder or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

“Stockholder” has the meaning set forth in the introductory paragraph hereof.

“Transfer” has the meaning set forth in Section 3.01 hereof.

(b)                                 All other capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

ARTICLE 2
REGISTRATION RIGHTS

SECTION 2.01.  Shelf Registration.  (a) In accordance with the terms of the Merger Agreement, the Company shall prepare and file with the Commission a registration statement on Form S-3 in connection with the resale of the CBS Class B Common Stock issued under the Merger Agreement.  The Company shall use its commercially reasonable efforts to have the Shelf Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; provided, however, such effective date shall in no event be later than the date the shares of CBS Class B Common Stock are first issued to the Stockholders as Merger Consideration (the “Issuance Date”).  The Company will advise the Holder Representatives, promptly after it receives notice thereof, of the time when the Shelf Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CBS Class B Common Stock issuable in connection with the Merger for offering of sale in any jurisdiction, or any request by the Commission for amendment of the Shelf Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.  If at any time following the Effective Time any information relating to the Stockholders or the Company, or any of their respective Affiliates, officers or directors, should be discovered by any or all of the Stockholders or the Company which should be set forth in an amendment or supplement to the Shelf Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the Commission, subject to Blockage Periods as provided below.  Notwithstanding any provision in this Section 2.01 to the contrary, the Company shall not be obligated to provide the Holder Representatives or any Stockholder with copies of comment letters received by the Company from the Commission or any of the Company’s responses thereto, except to the extent such comment letter or response relates directly to a Stockholder.

(b)                                 Subject to the terms of this Agreement, the Company agrees to use reasonable best efforts to keep the Shelf Registration Statement continuously effective from the date the Commission declares the Shelf Registration Statement effective until the first date that the Holders cease to hold any Registrable Stock.

(c)                                  If, and only if, (i) there has been or there is pending a material development or change in the business, affairs or prospects of the Company, (ii) the Company’s U.S. securities counsel has advised the Company that such material development or change should be disclosed in the Shelf Registration Statement, the prospectus included therein, or an amendment or supplement thereto in order to ensure that the Shelf Registration Statement and such prospectus, as amended or supplemented, will not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) in the good faith judgment of any officer of the Company, disclosure of such development or change would be materially disadvantageous to the Company, then the Company may deliver written notification to the Holder Representatives on behalf of all Holders that Registrable Stock may not be sold pursuant to the Shelf Registrations Statement (a “Blockage Notice”).  Upon receipt of a Blockage Notice, the Holder Representatives shall notify all Holders of such Blockage Notice.  No Holder of Registrable Stock shall sell any Registrable Stock pursuant to the Shelf Registration

Statement for the period (the “Blockage Period”) beginning on the date that is two (2) trading days after the date such Blockage Notice was received by the Holder Representatives and ending on the earlier of (i) the date on which the Company notifies the Holder Representatives that the Blockage Period has ended (and the Company agrees promptly to notify the Holder Representatives if the circumstances described in clause (i) or (ii) of the first sentence of this paragraph giving rise to such Blockage Period no longer apply) and (ii) thirty (30) days following delivery of a Blockage Notice.  The Company shall promptly prepare and file any amendment or supplement to the Shelf Registration Statement or the prospectus included therein necessary so that at the conclusion of the Blockage Period, the Shelf Registration Statement and the prospectus included therein do not contain any misstatements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and notify the Holder Representatives of such amendment or supplement and of the conclusion of the Blockage Period.  Notwithstanding anything herein to the contrary, there shall be not less than 270 days in any consecutive 360-day period during which no Blockage Period is in effect.

(d)                                 If no Blockage Notice is delivered, the Company will cooperate with the Selling Holders in preparing a supplement to the prospectus included in the Shelf Registration Statement to reflect the plan of distribution of the Registrable Stock to be sold.  Notwithstanding anything herein to the contrary, the Company shall not deliver a Blockage Notice less than five (5) trading days after the expiration of the Blockage Period.

SECTION 2.02.  Demand Registration.  (a)  If at any time after the Issuance Date, the Shelf Registration Statement referred to in Section 2.01 is not effective (subject to any permitted postponement pursuant to Section 2.03), the Majority Holders may request in writing that the Company effect the registration under the Securities Act of any or all of the Registrable Stock held by such requesting Holders, which notice shall specify the intended method or methods of disposition of such Registrable Stock.  Except as otherwise provided herein, the Company shall prepare and (within forty-five (45) days after such request has been given) file with the Commission a registration statement with respect to (x) all Registrable Stock included in such request and (y) all Registrable Stock included in any request delivered by the Requesting Holders pursuant to Section 2.02(f), and thereafter use its reasonable best efforts to effect the registration under the Securities Act and applicable state securities laws of such Registrable Stock for disposition in accordance with the intended method or methods of disposition stated in such request; provided that the Company shall not be obligated to effect any such registration pursuant to this Section 2.02(a) if (i) within thirty (30) days of receipt of a written request from the Requesting Holders, the Company gives notice to the Requesting Holders that the Company intends to effect an offering of the Company’s securities for the Company’s account, the Company’s managing underwriter or placement agent advises the Company not to include all Registrable Stock in such offering and the Company has taken substantial steps and is proceeding with reasonable diligence to effect such offering (provided that in such case, the Company shall, subject to Section 2.04(c), use its reasonable best efforts to include in the registration relating to such public offering all Registrable Stock requested to be included by any Holder pursuant to Section 2.04(c) and, in the event Section 2.04(c) applies to such registration, shall include in such registration a number of shares of such Registrable Stock that is equal to at least 25% of the shares of Common Stock (on an as converted basis, with respect to securities convertible into or exchangeable for Common Stock to be included in such registration) that the Company is registering pursuant to such registration) or (ii) the Requesting Holders propose to sell less than all Registrable Stock then held by them pursuant to such registration statement and the estimated aggregate price to the public of such Registrable Stock is less than forty million dollars ($40,000,000).

(b)                                 The Majority Holders may collectively exercise their rights under this Section 2.02 on not more than three occasions.

(c)                                  The Holders shall not have the right to require the filing of a registration statement pursuant to this Section 2.02 while any registration statement that has been filed pursuant to this Section 2.02 has yet to become effective or within six (6) months following the effectiveness of any registration statement on Form S-1 that was filed pursuant to this Section 2.02.

(d)                                 A registration pursuant to this Section 2.02 shall not be deemed to have been effected (and, therefore, rights of a Requesting Holder shall be deemed not to have been exercised for purposes of paragraph (a) above) (i) if it has not become effective, (ii) if after it has become effective such registration (or the use of the prospectus contained in such registration statement) is (A) interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by any Holder or underwriter for such Holder or (B) delayed, withdrawn, suspended or terminated and, in each case, as a result thereof, the Registrable Stock requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement (until such time as the Registrable Stock requested to be registered may be completely distributed in accordance with the plan of distribution set forth in the related registration statement) or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement containing customary terms for secondary offerings by selling securityholders entered into by the Company in connection with such registration are not satisfied or waived other than because of some act or omission by any Holder or underwriter for such Holder.

(e)                                  In the event that any registration pursuant to Section 2.02(a) shall involve, in whole or in part, an underwritten offering, the Holders of a majority of the Registrable Stock to be registered shall select the lead underwriter or underwriters (which selection or selections shall be subject to the approval of the Company, which approval shall not be unreasonably withheld), as well as counsel for the Holders, with respect to such registration.  The parties hereto acknowledge and agree that the Company shall have sole discretion with respect to the selection of underwriters for any registration pursuant to Section 2.04 that involves an underwritten offering.

(f)                                    Upon receipt of a written request from the Initial Requesting Holders pursuant to the first sentence of Section 2.02(a), the Company shall promptly give written notice of such requested registration to the Holder Representatives and the intended method or methods of disposition stated in such request.  Each other Holder may, by written notice to the Company to be delivered within ten (10) days of the delivery of the Company’s notice, request the inclusion in such registration of any Registrable Stock held by such other Holder.  The Company shall promptly after the expiration of such 10-day period notify the Holder Representatives of (i) the identity of the other Requesting Holders and (ii) the number of shares of Registrable Stock requested to be included therein by each Requesting Holder.  In the event that the Initial Requesting Holders intend to distribute the Registrable Stock covered by their request by means of an underwriting, the right of any Holder to include all or any portion of its Registrable Stock in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Stock in the underwriting to the extent provided herein.  All Holders proposing to distribute all of any portion of their Registrable Stock through such underwriting shall enter into an underwriting agreement in customary form (for secondary sales by selling stockholders) with the underwriter or underwriters selected pursuant to Section 2.02(e).

(g)                                 The Company shall have the right to cause the registration of additional equity securities for sale for the account of any Person that is not a Holder (including the Company and any directors, officers or employees of the Company (such additional equity securities, the “Additional Equity Securities”)) in any registration of Registrable Stock requested by the Requesting Holders; provided, that if such registration is to be an underwritten registration and such Requesting Holders are advised in writing (with a copy to the Company) by a nationally recognized investment banking firm selected pursuant to paragraph (e) above that, in such firm’s good faith view, all or a part of the equity securities to be included in such registration (including any Additional Equity Securities) cannot be sold and the inclusion of all or part of the equity securities that would otherwise be included in such registration would be likely to have an adverse effect on the price, timing or distribution of the offering and sale of the equity securities to be included in such registration, then the Company shall exclude from such registration such Additional Equity Securities or part thereof, to the nearest extent possible on a pro rata basis, in which case the Company shall include in such registration:

(i)                                     first, up to the full number of shares of Registrable Stock and

(ii)                                  second, up to the full number of any other Additional Equity Securities, if any, in excess of the Registrable Stock to be sold in such offering which, in the good faith view of such investment banking firm, can be so sold without so adversely affecting such offering in the manner described above.

In the event that the number of shares of Registrable Stock requested to be included in a registration statement by the Requesting Holders that will not include any Additional Equity Securities exceeds the number which, in the good faith view of such investment banking firm, can be sold without adversely affecting the price, timing, distribution or sale of securities in the offering, the number shall be allocated pro rata among all of the Requesting Holders on the basis of the relative number of shares of Registrable Stock then held by each such Requesting Holder (with any number in excess of a Requesting Holder’s request reallocated among the remaining Requesting Holders in a like manner).

SECTION 2.03.  Postponement.  The Company shall be entitled to postpone for a reasonable period of time up to thirty (30) days and no more than ninety (90) days in any consecutive 12-month period; provided, however, the Company shall not postpone within less than five (5) trading days after the immediately prior postponement, the filing of any registration statement or any amendment or supplement thereto otherwise required to be prepared and filed by it pursuant to Section 2.01 (except in the case of the Shelf Registration Statement which must be effective no later than the Issuance Date in accordance with such Section 2.01) or 2.02 if the Company furnishes to the Holder Representatives an officer’s certificate executed by the Chief Executive Officer, Chief Financial Officer or any other duly authorized officer of the Company (“Officer’s Certificate”) stating that the Company or any of its Subsidiaries is engaged in confidential negotiations or other confidential business activities (or any such executive officer determines that the Company is at such time otherwise in possession of material non-public information with respect to the Company or any of its Subsidiaries), disclosure of which would be required in such registration statement, and the Company determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders other than the Holders.  A deferral of the filing of a registration statement pursuant to this Section 2.03 shall be lifted, and notice to the Holder Representatives shall promptly be given and the registration statement shall be filed forthwith, if the negotiations or other activities are terminated or publicly disclosed (or such material non-public information has been publicly disclosed by the Company).  In order to defer the filing of a registration statement pursuant to this Section 2.03, the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to the Holder Representatives (subject to the Holders entering into a customary confidentiality obligation as to such information, which the Holders hereby agree to do) the Officer’s Certificate stating that the Company is deferring such filing pursuant to this Section 2.03 and an approximation of the anticipated delay.

SECTION 2.04.  Piggyback Registration.  (a) In the event that the Company proposes to register any of its Common Stock, any other of its equity securities or securities convertible into or exchangeable for its equity securities (collectively, including Common Stock, “Other Securities”) under the Securities Act, whether or not for sale for its own account, in a manner that would permit registration of Registrable Stock for sale for cash to the public under the Securities Act, it shall so long as Holders own Registrable Stock, give prompt written notice to the Holder Representatives of its intention to do so and of the rights of such Holder under this Section 2.04.  Subject to the terms and conditions hereof, such notice shall offer each such Holder the opportunity to include in such registration statement such number of shares of Registrable Stock as such Holder may request.  Upon the written request of any such Holder made within ten (10)

days after the receipt of the Company’s notice (which request shall specify the number of shares of Registrable Stock intended to be disposed of and the intended method of disposition thereof), the Company shall use its reasonable best efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Stock which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods thereof) of the Registrable Stock so requested to be registered.  Notwithstanding the immediately preceding sentence, in the event that the holders of the Other Securities intend to distribute the Other Securities covered by such registration by means of an underwriting, the right of any Holder to include all or any portion of its Registrable Stock in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Stock in the underwriting to the extent provided herein.  All Holders proposing to distribute all or any portion of their Registrable Stock through such underwriting shall enter into an underwriting agreement in customary form (for secondary sales by selling stockholders) with the underwriter or underwriters.

(b)                                 If, at any time after giving a written notice of its intention to register any Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Holder Representatives and thereupon the Company shall be relieved of its obligation to register such Registrable Stock in connection with the registration of such Other Securities, without prejudice, however, to the rights of the Holders immediately to request that such registration be effected as a registration under Section 2.02 to the extent permitted thereunder.

(c)                                  If the registration referred to in the first sentence of Section 2.04(a) is to be an underwritten registration and a nationally recognized investment banking firm selected by the Company advises the Company in writing that, in such firm’s good faith view, the inclusion of all or a part of such Registrable Stock in such registration would be likely to have an adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities then contemplated, the Company shall include in such registration:

(i)                                     first, all Other Securities the Company proposes to sell for its own account,

(ii)                                  second, any securities of the Company to be registered pursuant to “demand” registration rights existing as of the date hereof, and

(iii)                               third, up to the full number of shares of Registrable Stock held by Holders of Registrable Stock in excess of the number of Other Securities to be sold in such offering which, in the good faith view of such investment banking firm, can be so sold without so adversely affecting such offering in the manner described above.

(d)                                 The Company shall not be required to effect any registration of Registrable Stock under this Section 2.04 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans or in connection with the filing of a Form S-4 or Form S-8 registration statement.

(e)                                  No registration of Registrable Stock effected under this Section 2.04 shall relieve the Company of its obligation to effect a registration of Registrable Stock pursuant to Section 2.01 or 2.02.

SECTION 2.05.  Expenses.  Except as provided herein, the Company shall pay all Registration Expenses under this Article 2 with respect to a particular offering (or proposed offering).  Each Selling Holder shall bear the fees and expenses of its own counsel as well as all underwriting discounts and commissions, brokerage fees and taxes, except that reasonable fees and expenses of one counsel representing all Selling Holders selected by the Selling Holders holding a majority of the Registrable Stock included in the relevant registration statement, as applicable, will constitute Registration Expenses.

SECTION 2.06.  Registration and Qualification.  If the Company is required to effect the registration of any Registrable Stock under the Securities Act as provided in Section 2.01, 2.02 or 2.04, the Company shall as promptly as practicable, but subject to the other provisions of this Agreement:

(a)                                  prepare, file and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act relating to the Registrable Stock to be offered in accordance with the intended method of disposition thereof;

(b)                                 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all such Registrable Stock until such time as all of such Registrable Stock have been disposed of in accordance with the intended methods of disposition set forth in such registration statement; provided that the Company will, at least five (5) Business Days prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to the Holder Representatives copies of such registration statement or prospectus (or amendment or supplement) as proposed to be filed (including, upon the request of such Holder, documents to be incorporated by reference therein) which documents will be subject to the reasonable review and comments of such Holder (and its attorneys) during such 5 business-day period and the Company will not file any registration statement, any prospectus or any amendment or supplement thereto (or any such documents incorporated by reference) containing any statements with respect to such Holder to which such Holder shall reasonably object in writing; it being agreed that there is no need to pre-deliver or give a right to review of any Exchange Act filing that is fully incorporated by reference;

(c)                                  furnish to the Holder Representatives and to any underwriter of such Registrable Stock such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the Selling Holders or such underwriter may reasonably request, and, upon the request of the Selling Holders or such underwriter, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering;

(d)                                 after the filing of the registration statement, promptly notify the Holder Representatives in writing of the effectiveness thereof and of any stop order issued or, to the knowledge of the Company, threatened by the Commission and use its reasonable best efforts to prevent the entry of such stop order or to promptly remove it if entered and promptly notify the Holder Representatives of such lifting or withdrawal of such order;

(e)                                  use its reasonable best efforts to register or qualify all Registrable Stock covered by such registration statement under the securities or blue sky laws of such U.S. jurisdictions as may be necessary and as the Selling Holders or any underwriter of such Registrable Stock shall reasonably request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Selling Holders or any such underwriter to consummate the disposition in such jurisdictions of the Registrable Stock covered by such registration statement; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified or to consent to general service of process in any such jurisdiction or become subject to taxation in any such jurisdiction;

(f)                                    use its reasonable best efforts in the event of an underwritten offering to furnish to the Holder Representatives and to any underwriter of such Registrable Stock (i) an opinion of counsel for the Company addressed to each underwriter and each Selling Holder and dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter addressed to each underwriter and each Selling Holder and signed by the independent public accountants who have audited the financial statements of the Company included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in connection with the consummation of underwritten secondary public offerings of securities by selling securityholders;

(g)                                 as promptly as practicable, notify the Holder Representatives in writing (i) at any time when a prospectus relating to a registration pursuant to Section 2.01, Section 2.02 or Section 2.04 is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) of any request by the Commission or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, at the request of the Selling Holders (but subject to Section 2.03) prepare and furnish to the Holder Representatives as promptly as practicable a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (and the Selling Holders agree to immediately discontinue use (and cause each other Person acting on its behalf to immediately discontinue use) of the prospectus included in such registration statement following receipt of such notice until such time as such prospectus shall have been so amended or supplemented or such time as the Company shall have provided the Holder Representatives with a subsequent notice to the effect that such prospectus may again be used);

(h)                                 if requested by the lead or managing underwriters or Selling Holders, use its reasonable best efforts to list all such Registrable Stock covered by such registration on each securities exchange and automated interdealer quotation system on which the Common Stock is then listed; upon the Selling Holders’ reasonable request, send appropriate officers of the Company to attend customary “road shows” and analyst and investor presentations scheduled in connection with any such underwritten offering of Registrable Stock; provided, however, that attending such road show would not unduly interfere with the operation of the Company; and furnish for delivery in connection with the closing of any offering of Registrable Stock pursuant to a registration effected pursuant to Section 2.01, Section 2.02 or Section 2.04 unlegended certificates representing ownership of the Registrable Stock being sold in such denominations as shall be requested by the Selling Holders or the underwriters.

In addition, each Holder agrees that (i) in connection with any registration of Registrable Stock pursuant to this Article 2 it will timely provide all information reasonably necessary with respect to such Holder and its plan of distribution, for such registration of Registrable Stock, (ii) failure to provide such information will postpone the Company’s obligations to such Holder for the applicable registration until such information is provided and (iii) the Company will have no obligation to update or amend selling stockholders’ information in any filing more frequently than every 90 days, if such update would require a post-effective amendment.  Notwithstanding anything to the contrary in this Article 2, the Company shall not be obligated to effect any offering by means of an underwritten offering (and, without limiting the generality of the foregoing, the Company shall not be obligated to comply with Section 2.07 and paragraphs (f) and (h) of Section 2.06) unless the estimated aggregate price to the public of the securities to be sold thereunder are in excess of forty million dollars ($40,000,000).

SECTION 2.07.  Underwriting; Due Diligence.  (a) If requested by the underwriters for any underwritten offering of Registrable Stock pursuant to a registration requested under this Article 2, the Company shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties and covenants by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions by selling securityholders, including indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08, and agreements as to the provision of opinions of counsel and accountants’ letters to such underwriters and Selling Holders the effect and to the extent provided in Section 2.06(f).  The Selling Holders on whose behalf the Registrable Stock are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Selling Holders.  Such underwriting agreement shall also contain such representations and warranties and covenants and indemnification by such Selling Holders and underwriters and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions on the part of shareholders, including indemnification and contribution provisions substantially to the effect and to the extent provided in Section 2.08.  Notwithstanding anything to the contrary herein, such underwriting agreement shall not require the Selling Holders to have any liability with respect to the representations made by, the operations of or the disclosures made by the Company.

(b) In connection with the preparation and filing of each registration statement registering Registrable Stock under the Securities Act under this Article 2, upon entering into a confidentiality agreement with the Company that is in customary form for underwritten public offerings and reasonably satisfactory to the Company, the Company shall give the underwriters, if any, and underwriters’ counsel, and counsel for the Holders as selected pursuant to Section 2.02(e) or by the Selling Holders holding a majority of the Registrable Stock included in the relevant registration statement, as applicable, such reasonable and customary access to its books, records and properties and such opportunities to discuss the business and affairs of the Company with its officers and the independent public accountants who have audited the financial statements of the

Company as shall be necessary, in the reasonable opinion of such underwriters, such underwriters’ counsel or such counsel for the Holders, to conduct a reasonable investigation within the meaning of the Securities Act; provided that such underwriters, such underwriters’ counsel and such counsel for the Holders shall use their reasonable best efforts to coordinate any such investigation of the books, records and properties of the Company and any such discussions with the Company’s officers and accountants so that all such investigations occur at the same time and all such discussions occur at the same time.

SECTION 2.08.  Indemnification and Contribution.  (a) The Company agrees to indemnify and hold harmless each Selling Holder and each Person, if any, who controls each Selling Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and the agents, employees, officers and directors of such Holder and control persons from and against any and all losses, claims, damages and liabilities (including, subject to Section 2.08(c), any reasonable legal or other costs, fees and expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement filed by the Company pursuant to this Agreement at the time it became effective or any amendment thereof, any preliminary prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or prospectus or free writing prospectus or materials (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) relating to the Registrable Stock, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission which is based upon information relating to a Selling Holder or underwriter which is furnished to the Company in writing by or on behalf of such Selling Holder or underwriter expressly for use therein.  The Company also agrees to indemnify any underwriter of the Registrable Stock so offered and each Person, if any, who controls such underwriter on substantially the same basis as that of the indemnification by the Company of each Selling Holder provided in this Section 2.08(a).  Notwithstanding the foregoing, (i) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such losses, claims, damages or liabilities result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting such losses, claims, damages or liabilities at or prior to the written confirmation of the sale of the Registrable Stock concerned to such Person if it is determined that the Company had provided such current prospectus (or such amended or supplemented prospectus, as the case may be) to the Holder Representatives or underwriter prior to such confirmation and it was the responsibility of the Holder Representatives or underwriter to provide such Person with a current copy of the prospectus and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such losses, claims, damages or liabilities, and (ii) the indemnity agreement shall also not apply to losses, claims, damages or liabilities attributable to a failure of a Selling Holder, underwriter or other Person on their behalf to comply with Section 2.06(g) or a Blockage Notice.

(b)                                 Each Selling Holder agrees, to the extent Registrable Stock held by such Selling Holder are included in the securities as to which a registration is being effected hereunder, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, subject to Section 2.08(c), any reasonable legal or other costs, fees and expenses reasonably incurred in connection with defending or investigating any such action or claim) insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in such registration statement at the time it became effective or any amendment thereof, any preliminary prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) relating to the Registrable Stock, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for use in a registration statement, any preliminary prospectus, prospectus or any amendments or supplements thereto.  Each Selling Holder also agrees to indemnify any underwriter of the Registrable Stock so offered and each Person, if any, who controls such underwriter to the same extent and on substantially the same basis as that of the indemnification by such Selling Holder of the Company provided in this Section 2.08(b).  Notwithstanding any other provision of this Section 2.08, no Selling Holder’s obligations to indemnify pursuant to this Section 2.08 shall exceed the amount of net proceeds received by such Selling Holder in connection with the offering of its Registrable Stock.  Each Selling Holder’s obligations to indemnify pursuant to this Section are several in the proportion that the net proceeds of the offering received by such Selling Holder bear to the total net proceeds of the offering received by all Selling Holders so obligated to indemnify and not joint.

(c)                                  Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified party, and shall assume the payment of all fees and expenses in connection therewith; provided that the failure of any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is materially prejudiced by such failure to notify.  In any such action, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the sole expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such indemnified party representation of both parties by the same counsel would be inappropriate due to material differing interests between them or there may be one or more legal defenses available to it that are different from or additional to those available to such person or, in which case the reasonable fees and expenses of such counsel shall be at the sole expense of the indemnifying party.  It is understood that the indemnifying party shall not, in connection with any claim or action or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Holders as indemnified parties, such firm shall be designated in writing by the indemnified party or the indemnified parties holding a majority of the Registrable Stock included in such registration.  The indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent, or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened claim or action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

(d)                                 If the indemnification provided for in this Section 2.08 shall for any reason be unavailable (other than in accordance with its terms) or insufficient to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage (A) as between the Company and the underwriters, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, and (B) as between (x) the Company and the Selling Holders or (y) the Selling Holders and the underwriters, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, by a Selling Holder or by the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, as well as the matters referred to in the last sentence of Section 2.08(a).  The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other costs, fees and expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation (even if the underwriters and/or Selling Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  Notwithstanding any other provision of this Section 2.08, no Selling Holder shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering received by such Selling Holder exceed the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  Each Selling Holder’s obligations to contribute pursuant to this Section are several in the proportion that the net proceeds of the offering received by such Selling Holder bear to the total net proceeds of the offering received by all the Selling Holders and not joint.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)                                  Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 2.08 (with appropriate modifications) shall be given by the Company, the Selling Holders and the underwriters with respect to any required registration or other qualification of securities under any Law.

(f)                                    The obligations of the parties under this Section 2.08 shall be in addition to any liability which any party may otherwise have to any other party.

(g)                                 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control; provided that the Holders shall have no obligation to include Registrable Stock under any such underwriting agreement.

SECTION 2.09.  Rule 144 and Form S-3.  The Company shall use its reasonable best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall at all times be satisfied.  The Company further agrees to use its reasonable best efforts to cause all conditions to the availability of Form S-3 (or any successor form) under the Securities Act for the filing of registration statements under this Agreement to at all times be satisfied.

SECTION 2.10.  Lock-Up Agreements.  If requested by the lead or managing underwriters, each Holder hereby agrees that such Holder shall not sell any Common Stock or securities convertible into or exercisable for Common Stock held by such Holder (other than the sale pursuant to the registration statement of those securities included in the registration) for such requested period (not to exceed ninety (90) days) after the effective date of a registration statement for an underwritten public offering of any of the Company’s equity securities in which Registrable Stock of such Holder are included (unless Registrable Stock sought to be included in such underwritten public offering by such Holder were excluded pursuant to the applicable provisions of this Article 2).  Notwithstanding the foregoing, this Section 2.10 shall not apply unless all then officers and directors of the Company, and all stockholders of the Company who own Common Stock representing 10% or more of the outstanding Common Stock, enter into similar agreements.  Any discretionary waiver or termination of the requirements under the foregoing pro rata basis.

ARTICLE 3
MISCELLANEOUS

SECTION 3.01.  Transfers; Rights of Transferees of Registrable Stock; Legends.  The Registrable Stock shall be transferable, in whole or in part from time to time, subject to the following restrictions in this Section 3.01.  Each Holder agrees not to make any direct or indirect sale, assignment, pledge, transfer or other disposition, whether or not for value (each, a “Transfer”) of all or any portion of the Registrable Stock (or any right or interest therein) unless and until (a) there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement, (b) such Transfer is made in accordance with Rule 144 under the Securities Act and the Company has received an opinion of counsel for such Holder (which opinion may rely on customary certifications as to factual matters), reasonably satisfactory to the Company, that such Transfer is made in accordance with Rule 144 under the Securities Act or (c) (i) the transferee has agreed in writing to be bound by these Transfer restrictions, (ii) such Holder shall have notified the Company of the proposed Transfer and (iii) if reasonably requested by the Company and the transferee is not an Affiliate, immediate family member, trust or estate of the Holder, such Holder shall have furnished the Company with an opinion of counsel for such Holder (which opinion may rely on customary certifications as to factual matters), reasonably satisfactory to the Company, that such Transfer does not require registration of the Registrable Stock under the Securities Act.  In connection with a Transfer pursuant to clause (c) of the immediately preceding sentence, the transferee of all or any portion of the Registrable Stock will be deemed a Holder hereunder as soon as the Company receives (A) written notice stating the name and address of the transferee and identifying the number of shares of Registrable Stock, as applicable, transferred, (B) a written agreement, in form and substance acceptable to the Company and Majority Holders, from such transferee to the Company whereby such transferee agrees to be bound by the terms of this Agreement as a Holder and (C) if required under clause (c)(iii) above, the opinion referred to therein. Certificates representing the Registrable Stock shall bear a legend referring to this Agreement and the Transfer restrictions contained herein; provided that such legend shall be removed in connection with any Transfer pursuant to clause (a) or (b) of this Section 3.01.

SECTION 3.02.  Holder Representatives.  Pursuant to and in accordance with Section 2.11 of the Merger Agreement and the Consent and Indemnity Agreement, each Stockholder has delivered a Stockholder Consent (as defined in the Merger Agreement), whereby each Stockholder has irrevocably appointed, authorized and directed the Holder Representatives, collectively, to act as the Holder Representatives, as such Stockholder’s agent, representative proxy and attorney-in-fact, including, but not limited to with respect to the execution and delivery of this Agreement.

SECTION 3.03.Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

SECTION 3.04.  Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of Company, Sub and the Majority Holders.

SECTION 3.05.  Assignment; Successors.  Except as provided in Section 3.01 or the last sentence of this Section 3.05, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Company, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall relieve or limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 3.06.  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Company, each of the Holder Representatives, solely in their capacity as Holder Representatives, each of the Stockholders and its respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 3.07.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered during normal business hours either personally, or, if by facsimile upon written confirmation of receipt by facsimile or otherwise (and any such delivery that is not during normal business hours shall be deemed duly given on the next Business Day after such delivery), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to the Company, Sub, or CSTV, to:

CBS Corporation
51 West 52nd Street
New York, NY  10036
Attn:  Executive Vice President, General Counsel
Fax:  212 975-1770

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attn:  Howard Chatzinoff and Michael Lubowitz
Fax:  (212) 310-8007

(i)                                     if to the Holder Representatives, to:

Allen & Company, Inc.

711 5th Ave., 9th Fl.

New York, NY 10022
Attn:  Stephen D. Greenberg
Fax:  (212) 832-8023

SECTION 3.08.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 3.09.  Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 3.10.  Submission to Exclusive Jurisdiction; Waiver of Jury Trial.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined in any state or federal court located in the County of New York and City of New York, and all of the parties hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each party further agrees to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 3.11.  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

SECTION 3.12.  Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

SECTION 3.13.  No Presumption Against Drafting Party.  Each of the Company and each Holder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed as of the date first written above.

CBS CORPORATION

By:	/s/ Louis J. Briskman
Name: Louis J. Briskman
Title: Executive Vice President and General Counsel

Stephen D. Greenberg, as a member of the Holder Representatives

By:	/s/ Stephen D. Greenberg
Stephen D. Greenberg

Lauren Tyler, as a Holder Representative

By:	/s/ Lauren Tyler
Lauren Tyler

Cliff Friedman, as a Holder Representative

By:	/s/ Cliff Friedman
Cliff Friedman

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

SCHEDULE I

Shareholders

JP Morgan Partners (SBIC), LLC	WPC Entrepreneur Fund II, LP

JP Morgan Partners Global Investors (SBIC), LLC	Court Square Ventures I, LLC

Echostar Media Holdings Corporation	Court Square Sports Holdings, LLC

Soros Private Equity Investors LP	Court Square Sports Holdings II, LLC

Middlefork LLC	Fusient Media Ventures

Constellation Venture Capital II LP	Sports Capital Partners

Constellation Venture Capital Offshore II LP	Mandalay Corporate Enterprises, LLC

The BSC Employee Fund IV, LP	Athlon Venture Fund I LP

CVC II Partners, LLC	Casey Wasserman Living Trust

The BSC Employee Fund VI, LP	SK Hedge Fund LLC

The Coca Cola Company	F.O.C. Investors, LLC

Allen & Company Incorporated	Ehrenkranz & Ehrenkranz

Allen & Company LLC (formerly NCSN Allen Partners)	R&A Investment Associates

Chilton Investment Company, et al	Drew Katz

Chilton International, LP	AGM Partners LLC

Chilton Investment Partners, LP	Don 2, LLC

Chilton QP Investment Partners, LP	James C. Bosek

Chilton Opportunity Trust, LP	David L. Shuman

Chilton Opportunity International, LP	Joseph Namath

Chilton New Era Partners, LP	Barbara Shulman

Chilton New Era International, LP	Not Penn State Partners

Westin Presidio Capital, IV, LP	Stephen D. Greenberg

Chris Bevilacqua	Deborah Dorman

UB Capital LLC	Michaelle Yu

The Darrin Bedol 2003 Trust	Gentry Smith

The Samantha Bedol 2003 Trust	Aaron Volkman

Bill Bradley	Dave Siegerman

Ackerley Partners LLC	Jennifer Rosenbaum

New York City Investment Fund, LLC	Eric Barchie

Michael Dessart	Victoria Barba

Joseph Reid	Tammy Price

Phil Green	Brian T. Bedol

Lane Feinstein	Scott J. Marshall

Gideon Cohen